Exhibit 10.1

March 20, 2020

Judd Lee
Via e-mail

Dear Judd,

I am extremely pleased to offer you employment at RealNetworks, Inc. (“Real”, “RealNetworks”, the “Company” or “us”) as Senior Vice President and Chief Financial Officer, reporting directly to me. Your start date as a Senior Vice President at Real will be March 26, 2020. You will officially become the Chief Financial Officer of RealNetworks on a date to be determined between your start date and May 10,
2020.

This offer is for a full-time, exempt, regular position with RealNetworks at our headquarters location in Seattle, Washington. Your responsibilities will be as directed by RealNetworks commensurate with your title. You will be paid a salary, which is equivalent on an annualized basis to $335,000.00 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures. You are eligible to participate in the Executive MBO Plan with an annual target bonus equivalent to 75% of your base salary, or $251,250.00, for an annual target total cash compensation of $586,250.00. Specific targets will be established by the Compensation Committee of our Board of Directors annually. For the
2020 plan year, your eligibility in the Executive MBO Plan will be pro-rated based on full months’ eligibility. Eligible employees hired after the first of the month will not begin pro-ration of their target bonus until the first day of the next month. Your first year bonus payout will include a guaranteed minumum payout of $115,000.

You will be eligible to receive equity awards subject to the terms of the RealNetworks 2005 Stock
Incentive Plan (the “Plan”). Subject to and effective upon the commencement of your employment and the approval of the Compensation Committee, you will receive a grant of stock options for the purchase of
250,000 shares of RealNetworks common stock. These options will begin vesting on the first day of your employment and will be subject to all other provisions contained in the Plan and your stock option award agreement. These stock options will fully vest after four years of continuous employment in accordance with Real’s standard vesting practices for new employees (i.e. vesting of 25% after the first 12 months of employment and vesting of 12.5% at the expiration of each successive six months of employment). Your stock options will be granted by the Compensation Committee no later than 20 business days after your employment start date (the “Grant Date”). The exercise price of the stock options granted to you shall be equal to the fair market value of RealNetworks common stock on the Grant Date. Fair market value shall equal the closing price for a share of RealNetworks common stock on the Grant Date as reported by The NASDAQ Stock Market. Please be aware that unvested stock options are forfeited upon termination of employment, except as otherwise provided.

RealNetworks offers a comprehensive array of employee benefit programs. You will receive paid time off and, upon satisfying plan applicable eligibility or waiting periods, medical/ dental/vision coverage, 401(k) participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits (“Benefits”) as described in the RealNetworks Employee Handbook, Benefit Plan descriptions, and RealNetworks policies. All of the Benefits are subject to change upon notice from RealNetworks.
You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.

In the event that RealNetworks terminates your employment without “cause” or if you terminate your employment for “good reason”, and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you, at its option, with either (a) a lump sum payment equal to 6 months of your then current base salary, or (b) 6 monthly payments of your then current base salary. RealNetworks will also provide you with a pro-rated bonus as described in the paragraph below. Also, RealNetworks will cover your COBRA costs for up to 6 months until the earlier of (a) 6 months or (b) you have another employer covering your health care costs. Such severance benefits are subject to the terms set forth on Exhibit A under the section titled “Release and Section 409A.”

With respect to the pro-rated bonus referenced in the preceding paragraph, it shall be deemed that your bonus for the year in question will be 20% of base salary, pro-rated based on the number of days in the year through your termination date. In addition, you will be paid your full earned bonus for the year prior to termination even if the termination occurs before the payment date(s) for such bonus.

You agree that in the event you wish to terminate your employment at RealNetworks other than for “good reason,” you will provide us with 90 days written notice and will continue to work fulltime for RealNetworks during that 90 day period unless RealNetworks determines that it does not need your services. You will be paid for any time actually worked.

In addition to the severance benefits offered above, in the event of a “Change in Control” (“CIC”), the Company agrees to provide you certain benefits as set forth in its Change of Control and Severance Agreement to be effective as of your start date, which agreement will be provided under separate cover (the “CIC Agreement”). In the event that your employment terminates in a qualifying termination and subject to the other conditions in the CIC Agreement, you will receive 1.5 times your regular severance plus 1 year accelerated vesting of any unvested, non-performance based stock options.

It is our policy that employees may not use or disclose confidential information or trade secrets obtained from any source or during any prior employment. RealNetworks requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this letter, you must inform us if you are subject to any such obligations that would prevent you from working at RealNetworks in your intended capacity or that would otherwise restrict you in the performance of your services to RealNetworks. Violation of this requirement may result in termination of your employment with RealNetworks. By signing this letter, you further agree that you will not bring to RealNetworks any confidential documents of another, nor disclose any confidential information of another, and that you will comply fully with these requirements.

Our employment relationship will be terminable at will, which means that either you or RealNetworks may terminate your employment at any time and for any reason or no reason, subject only to our respective obligations set forth in this letter agreement. Your right to receive payments described herein are subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to RealNetworks compensation obligations described under this letter agreement) against RealNetworks (and its related entities and persons) in a form provided by RealNetworks. Notwithstanding anything in the preceding sentence or elsewhere in this letter agreement to the contrary, the release will preserve and not release (1) your rights to indemnification from RealNetworks or its insurers with respect to any claims against you and (2) your rights pursuant to the CIC Agreement in the event it is later determined that your termination occurred during a Change in Control Period (as defined in the CIC Agreement).

You represent that the execution of this letter agreement, your employment with RealNetworks, and the performance of your proposed duties to RealNetworks will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions that would prevent or limit you from carrying out your duties for RealNetworks.

This offer is contingent on (i) your providing evidence of employability as required by federal law (which includes providing RealNetworks within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) our receiving acceptable results from any background check, credit check and/or reference check, and (iii) you signing RealNetworks' Development, Confidentiality and Noncompetition Agreement, attached hereto. You understand and agree to complete a credit, criminal, employment, and educational background check administered by RealNetworks preferred vendor in a timely manner. Further, you understand that any false information, omissions or misrepresentations of facts called for in your application or the completion of any check may result in discharge at any time during your employment.

REALNETWORKS PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

This letter agreement, the Development, Confidentiality and Noncompetition Agreement, the 2005 Stock Incentive Plan, the Change of Control and Severance Agreement, and your stock option award agreements contain the entire agreement between you and RealNetworks relating to your employment and supersede all prior oral and written discussion, agreements and understandings. This letter agreement may not be modified except in writing signed by both you and RealNetworks. Any disputes regarding this letter agreement or your employment with RealNetworks shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter agreement is deemed to be invalid or unenforceable, at RealNetworks option, the remaining terms shall continue in full force and effect.

This offer is valid until March 23, 2020, and subject to final approval of Real’s Compensation
Committee and completion of a background check.

We are excited about the prospect of you joining RealNetworks and look forward to working with you. Please let me know if you have questions about this offer.

Sincerely,

/s/ Rob Glaser
Rob Glaser
Chief Executive Officer
RealNetworks, Inc.

I have read and agree to the terms of employment contained in this letter agreement and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.

Judd Lee:	/s/ Judd Lee	Date: March 21, 2020

Exhibit A

Definition of “Cause”

For purposes of this Agreement, “cause” will mean the occurrence of any of the following: 1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to RealNetworks; (2) your substantial and continuing failure after written notice thereof to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, willful misrepresentation or dishonesty involving RealNetworks or any of its subsidiaries, resulting in any case in material harm to RealNetworks; or (4) your violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries, resulting in material harm to RealNetworks.

Definition of “Good Reason”

For purposes of this Agreement, “good reason” means your resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without your written consent:

(1) A material reduction in your duties, authorities or responsibilities relative to your duties, authorities or responsibilities (provided that the Company ceasing to be a publicly held corporation shall not alone be considered a material reduction); and, for the avoidance of doubt, the sale, spin-off or other divestiture of the Company’s Mobile Services, RingBack Tones, RealPlayer, Messaging, SAFR, Games and/or Napster/Rhapsody businesses, will not be considered to be a material reduction in your duties, authorities or responsibilities;

(2) A material reduction in your annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (2), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period, will constitute a material reduction under this clause (ii);

(3) A material reduction in your annual target bonus opportunity, provided that one or more reductions totaling twenty five percent (25%) or less in any two-year period, will not constitute a material reduction under this clause (3), and provided further that one or more reductions totaling more than twenty five percent (25%) in any two-year period will constitute a material reduction under this clause (3); and

(4) A material change in the geographic location at which you must perform services; provided, however, that any requirement of the Company that you be based anywhere within fifty (50) miles from your primary office location as of the date of this Agreement or within fifty (50) miles from your principal residence will not constitute a material change under this clause (4).

You will not resign for “good reason” without first providing the Company with written notice within ninety (90) days of the event that you believe constitutes “good reason” specifically identifying the acts or omissions constituting the grounds for “good reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Release and Section 409A

The receipt of any severance benefits pursuant to this letter agreement will be subject to your signing and not revoking a release of any and all claims, in a reasonable form prescribed by RealNetworks (the “Release”) and provided that the Release becomes effective and irrevocable no later than 60 days following the termination date (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any rights to severance benefits under this letter agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, the salary severance benefit described in this letter agreement will be payable to you in a lump sum without interest on the first payroll date after the Release Deadline Date, but not later than March 15th of the year following the year of your termination of employment, subject to the terms set forth below.

(i) Notwithstanding anything to the contrary in this letter agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this letter agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or resulting from an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below). In no event will you have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments under this letter agreement that would be considered Deferred Payments will be paid on the Release Deadline Date, or if later, such time as required by clause (iii) below. For purposes of this letter agreement, “Section 409A Limit” means two times the lesser of: (A) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which your employment is terminated.

(iii) Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following your separation from service, will become payable on the date that is six months and one day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. RealNetworks and you agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A. In no event will RealNetworks reimburse you for any taxes that may be imposed on you as result of Section 409A.

REALNETWORKS, INC.
DEVELOPMENT, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS AGREEMENT is made and entered into March 20, 2020, by and between RealNetworks, Inc. ("RealNetworks") and Judd Lee ("You"). “RealNetworks” means RealNetworks, Inc. and all of its present and future subsidiaries and related entities including partnerships in which RealNetworks is a member.

In consideration of your employment, compensation, benefits, access to RealNetworks training, Trade Secrets and Confidential Information, and the mutual promises made herein, you and RealNetworks agree as follows:

1. Company Property. “Company Property” means all records, files, notebooks, manuals, objects, devices, supplies, materials, recordings, drawings, models, computer programs, prototypes, equipment, inventory and other materials, or copies thereof, in electronic or paper form, that have been created, used or obtained by RealNetworks, as well as Trade Secrets, Confidential Information and Employee Developments and all business revenues and fees produced or transacted through your efforts. You agree that all Company Property is and shall remain the property of RealNetworks. You will preserve and use the Company Property only for the benefit of RealNetworks and the RealNetworks business, and you will return all Company Property to RealNetworks upon RealNetworks request or upon termination of your employment (whether voluntary or involuntary).

2. Confidential Information and Employee Developments.

As used in this Agreement, the following terms shall have the meanings shown.

"Employee Development" means all technological, financial and operating ideas, processes, and materials, including all inventions, discoveries, concepts, ideas, enhancements to existing technology or business processes, computer program ideas and expressions, computer circuit designs, computer hardware concepts and implementations, formulae, algorithms, techniques, written materials, graphics, photographs, literary works, and any other ideas or original works of authorship relating to software or hardware development that you may develop or conceive of while employed by RealNetworks, alone or with others and which (i) relate directly to RealNetworks actual or demonstrably anticipated business or (ii) incorporate or are developed using Trade Secrets or Confidential Information or (iii) are conceived or developed with use of any RealNetworks equipment, supplies or facilities including RealNetworks personnel (the term “RealNetworks personnel” does not include You) or (iv) result from work performed by you for RealNetworks, regardless of whether it is technically eligible for protection under patent, copyright, or trade secret law.

"Trade Secret" means the whole or any portion of any scientific or technical information that is valuable and not generally known to competitors of RealNetworks. Trade Secrets include without limitation the specialized information and technology that RealNetworks may develop or acquire with respect to program materials (including without limitation program and project ideas, source and object code, Codecs, program listings, programming notes and documentation, flow-charts, and system and user documentation), system designs, operating processes, know-how, equipment designs, blue prints and product specifications.

"Confidential Information" means any data or information, other than Trade Secrets, which has been discovered, developed (including information conceived or developed by you) or has otherwise become known to RealNetworks, including any parent, subsidiary, predecessor, successor or otherwise affiliated company (“RealNetworks Company”), that is material to RealNetworks Company and not generally known to the public. Confidential Information includes without limitation:

i. Sales records, profits and performance reports, pricing manuals and lists, sales manuals and lists, training materials, selling and pricing procedures, and financing methods of RealNetworks Company.
ii. Customer lists or accounts, special requirements of particular customers, and current and anticipated requirements of customers generally for the products of RealNetworks Company;

iii. Research and development and specifications of any new products or lines of business under development or consideration;
iv. Sources of supply of integrated components and materials used for production, assembly, and packaging by RealNetworks Company, and the quality, price, and usage of such components and materials;
v. Marketing plans, strategies, sales and product development data, and inventions;
vi. Business plans and internal financial statements and projections of RealNetworks Company;
and
vii. Personnel related information such as employees’ compensation, performance reviews, or other individually identifiable information.

You recognize and acknowledge that RealNetworks Company is engaged in a continuous program of research, development and production respecting its software products, its other business opportunities and for its customers. Important assets of RealNetworks Company are its Confidential Information, Trade Secrets and Employee Developments. You recognize that RealNetworks Company has a vital and substantial interest in maintaining confidentiality of Trade Secrets and Confidential Information to maintain a stable work force, continuing positive business relationships and minimizing damage to or interference with business. You also recognize and acknowledge that your employment exposes you to programming, concepts, designs and other information proprietary to RealNetworks Company and third parties with whom RealNetworks does business, and creates a relationship of trust and confidence between you and RealNetworks with respect to any such information.

Obligations with Respect to Employee Developments. All Employee Developments shall be considered works made for hire by you for RealNetworks and prepared within the scope of your employment. Under U.S. Copyright Law, all such materials shall, upon creation, be owned exclusively by RealNetworks. To the extent that any such material, under applicable law, shall be deemed not to be works made for hire, you hereby assign to RealNetworks all right, title and interest in and to such materials, in the United States and foreign countries, without further consideration, and RealNetworks shall be entitled to register and hold in its own name all copyrights, patents and trademarks in respect to such materials. You agree to promptly and completely disclose in writing to RealNetworks details of all original works of your authorship, discoveries, concepts, or ideas that are Employee Developments as defined by this Agreement. You agree to apply, at RealNetworks request and expense, for any patent or other legal protection of Employee Developments and to sign and deliver any applications, assignments or other documents as RealNetworks may reasonably require. RealNetworks shall have the exclusive right to all Employee Developments without additional consideration to you, including but not limited to the right to own, make, use, sell, have made, rent, lease, lend, copy, prepare derivative works of, perform or display publicly.

You Own Personal Inventions. You shall not be required to assign to RealNetworks any of your rights in any personal invention you developed entirely on your own time without using RealNetworks equipment, supplies, facilities, Trade Secrets or Confidential Information, except for those inventions that during your employment with RealNetworks either: (1) relate at the time of conception or reduction to practice of the invention directly to RealNetworks actual or demonstrably anticipated business or (2) result from any work performed by you for RealNetworks. You acknowledge notice by RealNetworks that the prior paragraph does not apply to any personal invention as described in this paragraph. You agree that this satisfies the requirements of Washington state law.

Restrictions on Use and Disclosure of Trade Secrets and Confidential Information. During your employment with RealNetworks and for so long thereafter as the information remains a Trade Secret or Confidential Information, you shall not use, reproduce, disclose, or permit any person to obtain or use any Trade Secret or Confidential Information of RealNetworks (whether or not it is in written or tangible form), except as specifically authorized in writing by RealNetworks or as required by a legal proceeding. You shall use the highest degree of care in safeguarding Trade Secrets and Confidential Information against loss, theft, or other inadvertent disclosure. You further agree that any Trade Secrets, Confidential Information, copyrightable works or materials or copies of them that enter into your possession, by reason of employment, are the sole property of RealNetworks and shall not be used in any manner adverse to RealNetworks best interests. You agree not to remove any

Confidential Information or Trade Secret from RealNetworks premises except in pursuit of
RealNetworks business.

Upon RealNetworks request at any time, or upon your termination of employment (whether voluntary or involuntary), you shall deliver to RealNetworks, and shall not retain for your own or another's use, any and all originals or copies of Employee Developments, Trade Secrets, Confidential Information and Company Property. Your obligations under this Agreement supplement and do not supersede or limit other obligations you have to RealNetworks or rights or remedies of RealNetworks including without limitation those under the Washington Uniform Trade Secrets Act.

3. Your Warranties. You agree to perform at all times faithfully, industriously and to the best of your ability all duties and functions consistent with your position and to abide by any general employment guidelines or policies adopted by RealNetworks. You acknowledge that your employment is in no way conditioned upon your disclosure to RealNetworks of confidential information or trade secrets of others, and you agree not to improperly obtain, disclose to RealNetworks, or induce RealNetworks to use, any confidential information or trade secrets belonging to any third party. You represent that the execution of this Agreement, your employment with RealNetworks, and the performance of your proposed duties to RealNetworks will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for RealNetworks.

4. Non-Competition. You acknowledge that RealNetworks is engaged in a highly competitive business and that by virtue of the position in which you are employed, you will perform services that are of competitive value to RealNetworks and which if used in competition with RealNetworks could cause it serious harm. Therefore, you agree not to work for any Competitor during your employment with RealNetworks (including after work hours, weekends and vacation time), even if only organizational assistance or limited consultation is involved. During your employment with RealNetworks, you agree not to publish, design or develop computer software that competes with RealNetworks software products (either existing or under development). Further, you agree that for a period of one year after the termination of your employment with RealNetworks, whether voluntary or not, you will not directly or indirectly be employed by, own, manage, consult with or join any business or entity that is in competition with RealNetworks or with products or services produced, sold or in development by RealNetworks during the term of your employment. Ownership of 1% or less of the stock (publicly or privately held) of a competitor of RealNetworks shall not be a breach of this paragraph. You acknowledge that RealNetworks competes in a global marketplace and that the duration and scope of this noncompetition provision is reasonable and necessary to protect RealNetworks interests. You authorize a court to restrict you to the maximum extent allowed.

5. Nonsolicitation. You recognize that RealNetworks workforce is a vital part of its business. You agree that for a period of one year after your employment ends, whether voluntarily or not, you will not induce or attempt to influence, directly or indirectly, any employee of RealNetworks to terminate his/her employment with RealNetworks or to work for you or any other entity. You agree that this means you will not identify to a third party RealNetworks employees as potential candidates for employment. You further agree not to, directly or indirectly, solicit or assist in soliciting orders from any current or known prospective customers or to encourage them to terminate their business relationship or negotiations with RealNetworks.

6. Return of Property. You represent that you will return to RealNetworks all company-owned property in your possession or control, including but not limited to credit cards, keys, access cards, company- owned equipment, computers and related equipment, customer lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential RealNetworks information, and all copies thereof, whether in electronic or other form.

7. Deductions from Pay. You authorize RealNetworks to deduct from your compensation the value of any Company Property not returned or the amount of any sums owed to RealNetworks by you, and you release RealNetworks from any claims based upon such withholding.

8. Miscellaneous. This Agreement together with the terms of your offer letter (and the other documents referred to therein) constitute the complete and entire agreement between us, and supersedes and cancels all prior understandings, correspondence and agreements, oral and written, express or implied, between us relating to the subject matter hereof. This Agreement can only be amended or waived by a written document signed by RealNetworks and you. The waiver of any breach of this Agreement or the failure to enforce any provision shall not waive any later breach. RealNetworks and you both consent to the other giving third parties notification of the existence and terms of this Agreement. This Agreement shall become effective only when executed by RealNetworks and then shall be binding upon and inure to the benefit of RealNetworks and you, and each of our successors, assigns, heirs or legal representatives, except that you may not assign or delegate any rights or duties under this Agreement. This Agreement will be interpreted and enforced in accordance with the laws of the State of Washington as applied to agreements made and performed in Washington, without regard to the State's conflict of laws provisions. Jurisdiction and venue in any proceeding either at law or in equity, of or relating to this Agreement shall be in King County, Washington. You agree that RealNetworks may be irreparably harmed by a breach by you of this Agreement, that adequate remedies may not exist in law, and that RealNetworks shall be entitled to bring an action for a preliminary or permanent injunction or restraining order to enforce this Agreement. You acknowledge that your experience and capabilities are such that an injunction to enforce this Agreement will not prevent you from earning a reasonable livelihood. Your claims against RealNetworks shall not be a defense to RealNetworks enforcement of this Agreement. In case any term in this Agreement shall be held invalid, illegal or unenforceable in whole or in part, the validity of the remaining terms of the Agreement shall not be affected.

You acknowledge that you have read this Agreement, have had an opportunity to have it explained to you, understand its provisions and have received an exact copy of it for your records. You further understand that your employment relationship with RealNetworks is at will and nothing in this Agreement suggests or signifies otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

REALNETWORKS, INC.	Judd Lee

By: /s/ Michael Parham	Signature:	/s/ Judd Lee

Name: Michael Parham

Title: SVP & General Counsel

REALNETWORKS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Judd Lee (“Executive”) and RealNetworks, Inc., a Washington corporation (the “Company”), effective as of March 26, 2020 (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a change in control or be subject to a change of control event. The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company, on behalf of the Board of Directors (the “Board”), recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment in connection with a Change in Control (as defined herein) of the Company.

B. The Compensation Committee believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

C. The Compensation Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the earlier of (i) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied,

or (ii) upon the expiration of a period of no less than twenty four (24) months following the Company’s written notice to Executive of the termination of the Agreement, provided, however, that any notice to Executive must be provided before the commencement of the Change in Control Period. Notwithstanding the foregoing, in the event that a Change in Control Period commences prior to the end of the twenty four (24) month period described in clause (ii), then this Agreement shall continue until the end of such Change in Control Period and in the event that Executive’s employment is terminated during such Change in Control Period so that Executive becomes entitled to benefits pursuant to this Agreement, until all benefits have been paid to Executive.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as otherwise may be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”).

3. Severance Benefits in the Event of A Change In Control. If, during the Change in Control Period, either (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Executive’s Disability, or (y) Executive resigns for Good Reason, then, in each case subject to Section 4, Executive will receive from the Company the payments and benefits in (a) through (c) below:

(i) Cash Severance. Executive will receive a lump sum severance payment equal to one hundred and fifty percent (150%) of the cash payment(s) that would have been due to Executive in the event Executive’s employment was terminated by the Company without cause other than during the Change in Control Period as set forth in that certain offer letter between the parties dated March 26, 2020. For purposes of determining this cash severance payment, the highest annual base salary among the following shall apply: (A) immediately prior to Executive’s termination of employment, (B) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 6(f) below, and
(C) immediately prior to the Change in Control. Such amount will be paid within the Applicable
Payment Period.

(ii) Equity. All of Executive’s unvested and outstanding non-performance based options that would have vested within the twelve (12) months following the date of Executive’s termination of employment will vest immediately and become exercisable as of the date of Executive’s termination of employment. In addition, Executive will have twelve (12) months following the date of Executive’s termination of employment in which to exercise Executive’s options that are vested (including, but not limited to, any options that become vested in accordance with the preceding sentence), and are outstanding, as of the date of Executive’s termination of employment; provided, however, (A) in no event will Executive’s options be permitted to be exercised beyond their original maximum term to expiration and (B) notwithstanding the foregoing, the extension of post-termination exercisability described in this Section 3(b) will not apply to any of Executive’s stock options to purchase shares of the Company’s common stock granted prior to the Effective Date to the extent such options are intended to constitute and do qualify as incentive stock options within the meaning of Section 422 of the Code.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 3(a)(iii), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which Executive terminates employment and will end on the earlier of (x) the date upon which Executive becomes covered under similar plans or (y) the last day of the twelfth (12th)
calendar month following the month in which Executive terminations employment.

(iv) Voluntary Resignation without Good Reason; Termination for Cause; Death or Disability. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason during the Change in Control Period), for Cause by the Company, without Cause by the Company (except during the Change in Control Period) or due to Executive’s death or Disability, then (A) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (B) Executive will be eligible for severance benefits only in accordance with any other written agreement between the Company and Executive then in effect and/or under the Company’s then- existing standard policies (if any).

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which

Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 3(a) of this Agreement that would be considered Deferred Payments (as defined in Section 4(c) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 4(a)(ii), or (C) such time as required by Section 4(c).

(ii) No severance payments and benefits under Section 3(a) of this Agreement will be paid or provided unless and until the Release is signed by Executive, delivered to the Company and if applicable, any seven day revocation period contained in the Release expires without Executive revoking the Release. Any severance payments and benefits otherwise payable to Executive between the date of Executive’s termination of employment and the date the Release is delivered to the Company and becomes irrevocable will be paid on the date the Release is delivered to the Company (if the Release contains no seven day revocation period) or on the date that the seven day revocation period expires (if the Release contains a seven day revocation period). In the event of Executive’s death before all of the severance payments and benefits under Section 3(a) have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b) Non-disparagement, No-hire, and Non-solicitation. Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance pay or other benefits pursuant to Section 3 above,

(i) that for a period of 18 months immediately following the date of Executive’s termination of employment, Executive will refrain from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company; and

(ii) that for a period of 18 months immediately following the date of Executive’s termination of employment, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive’s own purposes, or for any other person or entity. Executive acknowledges and agrees that the Company is relying on Executive’s compliance with this Section 4(b) as an essential term of this Agreement.

(iii) If Executive becomes entitled to receive any benefits or payments pursuant to Section 3(a) and a majority of the Board reasonably determines that Executive has committed a material violation of this Section 4(b) that results in substantial harm to the Company, the Company will be entitled to cease providing and/or recover any payments made or benefits provided pursuant to Section 3. The Company’s rights pursuant to this Section 4(b) are in addition to any remedies it may have for breach of contract or otherwise; further, the remaining terms of this Agreement, as well as the Release contemplated by Section 4(a), as applicable, will remain in full force and effect.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until
Executive has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Executive and Company agree that this Agreement, as amended, complies in form with the requirements of Section
409A based on the applicable IRS and Treasury regulations and guidance issued under Section 409A as of the date of this Agreement and the Company presently does not intend to report any income to Executive under Section 409A with respect to benefits under this Agreement, as amended. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and
4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Applicable Payment Period. For the purposes of this Agreement, “Applicable Payment Period” means a date within forty-five (45) days following the applicable of: (i) the Change in Control, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason before a Change in Control as specified in Section 6(d)(i); or (ii) the termination of employment, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason coincident with or after a Change in Control as specified in Section 6(d)(ii).

(b) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony involving moral turpitude (including under federal securities laws), resulting in material harm to the Company; (ii) the willful, substantial and continuing failure of Executive to perform the reasonable duties of his position for a period of at least thirty (30) days following written notice from the CEO to the Executive that describes the basis for the CEO’s belief that Executive has not substantially performed his reasonable duties for reasons other than illness or incapacity; (iii) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Executive involving the Company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of Executive and that results in substantial, material harm to the Company; or (iv) Executive’s violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, which violation results in substantial, material harm to the Company.

Other than for a termination pursuant to Section 6(b)(i), Executive will receive notice and an opportunity to be heard before the CEO with Executive’s own attorney before any termination for

Cause is deemed effective. Notwithstanding anything to the contrary, if Executive wishes to avail himself of his opportunity to be heard before the CEO prior to the Board’s termination of Executive’s employment for Cause, the CEO may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business. If Executive avails himself of his opportunity to be heard before the CEO, and then fails to make himself available to the CEO within five (5) business days of such request to be heard, the CEO may thereafter cancel the administrative leave and terminate Executive for Cause.

(c) Change in Control. “Change in Control” means the occurrence of any of the following:

(i) during any period of twelve (12) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Company’s initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or

(ii) any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange

Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below); or

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or

(iv) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur (i) as a result of the sale, spin-off, or other divestiture of the Company’s Mobile Entertainment, RingBack Tones, RealPlayer, Messaging, SAFR, and/or Napster/Rhapsody businesses, or of either or both the Company’s social games business or the Company’s casual games business; or (ii) unless the transaction qualifies as a change in control event within the meaning of Section 409A. Also, for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the person who held the Company’s securities immediately before such transaction. Also, for the avoidance of doubt, the Company ceasing to be a publicly held corporation will not per se trigger any of the termination provisions of this Agreement.

(d) Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period (i) commencing three (3) months before the occurrence of a Change in Control and (ii) ending eighteen (9) months after the Change in Control.

(e) Disability. “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(f) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent:

(i) a material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control (excluding a material reduction due to the Company ceasing to be a publicly held corporation); and, for the avoidance of doubt, the sale, spin-off or other divestiture of the Company’s Mobile Services, Consumer Media, ICM, Games and/or Rhapsody businesses, will not be considered to be a material reduction in Executive’s duties, authorities or responsibilities;

(ii) a material reduction in Executive’s annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (ii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (ii);

(iii) a material reduction in Executive’s annual target bonus opportunity, provided that one or more reductions totaling twenty-five percent (25%) or less in any two-year period will not constitute a material reduction under this clause (iii), and provided further that one or more reductions totaling more than twenty-five percent (25%) in any two-year period will constitute a material reduction under this clause (iii); and

(iv) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location as of the date of this Agreement or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (iv).

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7. Successors.

(a) The Company’s Successors. This Agreement will be binding on any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets and such successor will be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Executive Officer (or in the absence of a Chief Executive Officer, the Chairman of the Board) and its General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

9. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Entire Agreement. This Agreement, together with the Offer Letter, the Development, Confidentiality and Noncompetition Agreement entered into between Executive and the Company and any written agreement between Executive and the Company, constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In the event of a termination of Executive’s employment in the circumstances described in the first paragraph of Section 3, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity.

(d) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(h) Legal Expenses. In the event that Executive’s employment terminates during the Change in Control Period and the Company or Executive brings an action to enforce or effect its or his rights under this Agreement, then, without regard to the reason or reasons resulting in the termination of Executive’s employment with the Company, the Company will reimburse Executive for his costs and expenses incurred in connection with the action (including, without limitation, in connection with Executive defending himself against an action brought by the Company to enforce or effect its rights under this Agreement), including (but not limited to) the costs of mediation, arbitration, litigation, court fees, expert fees, witness expenses, and reasonable attorneys’ fees. Executive’s costs and expenses (as described above) will be paid to him by the Company in advance of the final disposition of the underlying action and within thirty (30) days of Executive’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred. This right to reimbursement will be subject to the following additional requirements: (i) Executive must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment. With respect to an action originally initiated by Executive, Executive agrees to repay the Company all costs and expenses advanced under this Section 9(h) in the event that it is ultimately determined by an entity of competent jurisdiction that Executive did not prevail on at least one material issue in such action.

(i) Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of

Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

o O o

IN WITNESS WHEREOF, each of the parties has executed this Change in Control and Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	REALNETWORKS, INC.

	By:	/s/ Rob Glaser
Rob Glaser
Chief Executive Officer

EXECUTIVE	By:	/s/ Judd Lee
Judd Lee

EXHIBIT A

FORM OF RELEASE AGREEMENT

Executive agrees that the severance consideration, which includes all of the benefits to be provided to Executive pursuant to that certain Change in Control and Severance Agreement between Judd Lee and RealNetworks, Inc. dated March 26, 2020 (the “CIC Agreement”), represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Capitalized terms used but not defined herein shall have the meaning ascribed in the CIC Agreement. Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, provided that Executive is not releasing his continuing right to exercise any stock options that have not terminated and is not releasing his ownership of any stock or other equity in RealNetworks, Inc. or its affiliates;

c. any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act

(Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 9.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190).;

e.  any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

In addition, nothing in this release shall (i) operate to release or waive Executive’s rights, if any, under contract, law, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company, to be named, protected by and have coverage rights under the Company’s insurance policies.

Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has twenty-one (21) days within which to consider and sign this Release Agreement; (c) he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at 1501 First Avenue South, Seattle, Washington, 98134, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the released party. Executive being aware of said principle agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

Judd Lee, an individual

Dated:

REALNETWORKS, INC.

Dated:

By:

Title: